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                                                                  Exhibit 10.23

                             SECOND AMENDMENT TO LEASE


I.     PARTIES AND DATE.

       This Amendment to Lease ("Second Amendment") dated as of September 13, 1999 is entered into by and between Coast Properties ("Landlord"), and Silicon Storage Technology, Inc. ("Tenant").

II.    RECITALS.

       A. Landlord and Tenant entered into that certain Lease dated as of April 6, 1995 as amended by an amendment dated March 4, 1998 (as amended, the "Lease"), concerning a certain premises ("Premises") referred herein as "Initial Premises" located at 1156 Sonora Court, Sunnyvale California. The capitalized terms used and not otherwise defined herein shall have the same definitions as set forth in the Lease.

       B. Landlord and Tenant desire to modify the Lease to extend the term and to expand the Premises to include the additional 19,748 gross square feet of space located at 1154 Sonora Court, more particularly shown on Exhibit "A" attached hereto and incorporated herein by reference ("Additional Space"), which modifications shall be deemed effective as of the commencement date of this Second Amendment.

III.   MODIFICATIONS.

       Landlord and Tenant hereby agree that the Lease shall be modified and/or supplemented as follows:

       A. EXPANDED PREMISES. Landlord hereby leases the Additional Space to Tenant, and Tenant hereby leases the Additional Space from Landlord, on the same terms and conditions as are set forth in the Lease, as supplemented hereby, from and after the date hereof, the Premises (as defined in the Lease) shall consist of the Premises described in the Lease, together with the Additional Space described in Exhibit "A" to this Second Amendment.

       B. TENANT'S SHARE. Tenant's Share shall be increased to One Hundred percent (100%). Such increase shall take effect as of the Additional Space Commencement Date.

                                        1.

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       C.     RENT/COMMENCEMENT DATE.  Commencing on the earliest to occur of: (i), the date the Additional Space Improvements are substantially completed, or (ii) the date Tenant commences occupancy of the Additional Space (such earliest date being hereinafter referred to as the "Additional Space Commencement Date"), Monthly Rent payable by Tenant to Landlord shall be increased to the amount of:


                       ADDITIONAL SPACE RENT        TOTAL RENT
           MONTHS            PER MO.                 PER MO.
         ----------    ---------------------        ----------
            1-12             $33,769                 $55,568
            13-24            $35,151                 $57,822
            25-36            $36,533                 $60,111
            37-48            $37,916                 $62,437
            49-*             $39,496                 $64,998
         *April 5, 2005

       D. LANDLORD'S WORK - ADDITIONAL SPACE IMPROVEMENTS: Prior to Tenant's occupancy of the Additional Space, Landlord, at Landlord's sole cost and expense, shall perform the following work to the Additional Space including related cost associated with architecture, construction drawings, and building permits:

       a. Repaint the interior, with a color mutually agreed upon by Tenant and Landlord;

       b. Replace all carpeting and v.c.t floor coverings (except areas to remain v.c.t), selection of the floor covering subject to mutual approval of Tenant and Landlord;

       c.     Install new HVAC units servicing the Additional Space;

       d.     Repair, re-seal and re-stripe the entire parking lot;

       e. Create two (double door size) opening between 1154 and 1156 Sonora Court-placement to be mutually agreeable;

       f. Landlord is responsible for the cost of any code compliance work as required by the City of Sunnyvale relating to Landlord's Work; Any subsequent work could trigger additional code compliance work; Tenant would be responsible for those costs associated with any subsequent work and any related code compliance work.

       g. Tenant to choose between the floor plans attached in Exhibit "B" and Exhibit "C" by September 30, 1999.

       E. LANDLORD'S WORK - INITIAL PREMISES: Landlord has no obligation to improve or modify the Initial Premises pursuant to the terms of this Second Amendment. Landlord has fully performed all of Landlord's obligations to improve or modify the Initial Premises in accordance with the terms of the Lease; Tenant shall continue in possession of the Initial Premises "As-Is".

       F. ADDITIONAL SPACE SECURITY DEPOSIT. Concurrently with its execution of this Second Amendment, Tenant shall deposit an additional Thirty-Seven Thousand Dollars ($37,000.00). with Landlord as an increase in the Security Deposit. With payment of the aforementioned amount, Tenant's Security Deposit held by landlord the Security Deposit held by Landlord will total $45,984.16. The Security Deposit paid by Tenant, as so increased, shall be held and applied as set forth in the Lease.

                                        2.

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       G.     TERM-ADDITIONAL SPACE: Approximately sixty-two (62) months.
The anticipated commencement date shall be February 1, 2000 and the Lease Termination date shall be April 5, 2005.

       TERM-INITIAL PREMISES: The lease term of the Initial Premises is hereby extended to be coterminous with the expiration of the Additional Space. The amended expiration of the Initial Premises is hereby extended to April 5, 2005

       H. TERMINATION: Landlord grants Tenant the one time right to terminate the obligations of the Second Amendment. If Casto Travel fails to vacate by January 31, 2000, Tenant, by providing written notice to Landlord on or before the close of business February 4, 2000, may elect to terminate the obligation of the Second Amendment. In the event Tenant does exercise the aforementioned termination right, all deposits Landlord by Tenant for the Additional Space shall be returned and all rights between the parties for the Additional Space shall be null and void, however, all terms and conditions of the Initial Premises shall remain in full force and effect.

       I. ACCESS DURING CONSTRUCTION: Provided Tenant does not interfere with Landlord's Work described in paragraph E and provided Tenant furnishes Landlord with proof of Tenant's insurance for the Additional Space, Tenant shall be permitted to enter the Additional Space for the purpose of preparing the space for Tenant's occupancy.

       J. BROKERS: Tenant and Landlord acknowledge that Colliers International (Broker) is acting solely as the agent for the Tenant in this transaction and that CPS is acting, solely as the agent for Landlord, and that neither broker represents the other's client. Landlord shall pay a commission to CPS per CPS's standard schedule.

       K. PARKING/SIGNAGE: Upon the Commencement of the Additional Space, Tenant shall be entitled to the exclusive right to all parking and signage that belong to the Premises.

       L. OPTION TO RENEW-ARBITRATED RENT: Tenant is given the option to extend the term of both 1154 and 1156 Sonora Court subject to an the provisions contained in this Second Amendment for a period of five (5) years ("extended term") following, the expiration of the existing term by giving notice of exercise of the option ("option notice") to Landlord at least six (6) months, but not more than (9) nine months before the expiration of the existing term. Provided that, if Tenant is in default at the date of giving, the option notice, the option notice shall be totally ineffective, or if the Tenant is in default on the date the extended term is to commence, Landlord may elect that the extended term shall not commence and this lease shall expire at the end of the existing term. Base monthly rent for the option period is to be set at 100% of the then market rent for the Premises. However, in no event will the option rent be less than the rent during, the last period of the existing term. The parties shall have thirty (30) days after Landlord receives the option notice in which to agree on a base monthly rent during the extended term. If the parties agree on the base monthly rent for the extended term during, that period, they shall immediately execute an amendment to this lease stating the base monthly rent for the extended term.

                                        3.

       If the parties are unable to agree on a base monthly rent for the extended term within that period, then ten (10) days after the expiration of that period each party, at it's cost, and by giving notice to the other party, shall appoint a real estate appraiser or broker with at least five (5) years full-time commercial appraisal or brokerage experience in the area in which the Premises are located, to appraise and set the base monthly rent for the extended term. If a party does not appoint an appraiser or broker within ten (10) days after the other party has given notice of the name of its appraiser or broker, this single appraiser or broker appointed shall be the sole appraiser or broker and shall set the base monthly rent for the extended term. If the two appraisers or brokers are appointed by the parties as stated in this paragraph, they shall meet promptly and attempt to set the base monthly rent for the extended term. If they are unable to agree within ten (10) days after the second appraiser or broker has been appointed, they shall attempt to elect a third appraiser or broker meeting the qualifications stated in this paragraph within five (5) days after the last day the two appraisers or brokers are given to set the base monthly rent. If they are unable to agree on the third appraiser or broker, either of the parties to this lease, by giving ten (10) days notice to the other party, can apply to the then president of the County Real Estate Board of Santa Clara County, or the presiding judge of the Superior Court of that county for the selection of a third appraiser or broker who meets the qualifications stated in this paragraph. Each of the parties shall bear one half of the cost of appointing a third appraiser or broker and paying for the third appraiser or broker's fee. The third appraiser or broker, however selected, shall be a person who has not previously acted in any capacity for either party or for either party's broker.

       Within twenty (20) days after the selection of the third appraiser or broker, a majority of the appraisers/brokers shall set the base monthly rent for the extended term. If the appraisers/brokers are unable to set a base monthly rent within the stipulated time, the two closest appraisers shall be added together and divided by two; the resulting quotient shall be the base monthly rent for the Premises during the extended term. The third broker's value, which is farthest apart, shall be disregarded.

       In all appraisals referred to herein, the property is to be appraised based on comparable buildings in the Sunnyvale area as close as possible to the Premises, with similar tenant improvements and Tenant credit worthiness.

       The option shall be personal to Tenant and shall be non-assignable, and non-transferable.

IV.    GENERAL.

       A. EFFECT OF SECOND AMENDMENT, RATIFICATION. Except to the extent the Lease is modified by this Second Amendment, the terms and provisions of the Lease shall remain unmodified and in full force and effect. In the event of conflict between the terms of the Lease and the terms of this Second Amendment, the terms of this Second Amendment shall prevail.

       B. ATTORNEYS' FEES. The provisions of the Lease respecting payment of attorney's fees shall also apply to this Second Amendment.

                                        4.

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       C.     COUNTERPARTS.  If this Second Amendment is executed in
counterparts, each counterpart shall be deemed an original.

       D. AUTHORITY TO EXECUTE SECOND AMENDMENT. Each individual executing this Second Amendment on behalf of a corporation or partnership represents that he or she is duly authorized to execute and deliver this Second Amendment on behalf of the corporation or partnership and that this Second Amendment is binding upon the corporation or partnership in accordance with its terms.

       E. GOVERNING LAW. This Second Amendment and any enforcement of the agreements and modifications set forth above shall be governed by and construed in accordance with the laws of the State of California.

                                       "LANDLORD"

                                       COAST PROPERTIES,
                                       a California General Partnership

                                       By:    /s/ illegible
                                          ------------------------------------

                                       Its:   Managing Partner
                                           -----------------------------------

                                       "TENANT"

                                       SILICON STORAGE TECHNOLOGY, INC.
                                       a California Corporation

                                       By:    /s/ Jeffrey L. Garon
                                          ------------------------------------

                                       Its:   Vice President and
                                              Chief Financial Officer
                                           -----------------------------------

                                       By:    /s/ Humberto Chacon
                                          ------------------------------------

                                       Its:   Manager, Human Resources
                                           -----------------------------------

                                        5.

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                                     EXHIBIT A

                               1154-1156 SONORA COURT
                                     SUNNYVALE


                              [Schematic of Premises]


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                                     EXHIBIT B

                               1154-1156 SONORA COURT
                                     SUNNYVALE

                              [Schematic of Premises]

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                                     EXHIBIT C

                               1154-1156 SONORA COURT
                                     SUNNYVALE

                              [Schematic of Premises]